Exhibit 21.1

List of AlphaMetrix Managed Futures LLC (Aspect Series) Subsidiaries:

1) AlphaMetrix Managed Futures (Aspect) LLC
State of Organization: Delaware
Name Under Which Doing Business: AlphaMetrix Managed Futures (Aspect) LLC

2) AlphaMetrix Aspect Fund-MT0001
State of Organization: Cayman Islands
Name Under Which Doing Business: AlphaMetrix Aspect Fund-MT0001